July 1, 2015

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Shifting Housing Market

The month of June brought with it a number of key housing reports which, when taken together, capture the volatility in the market. On Monday, June 22, the National Association of Realtors reported that existing home sales increased by 5.1 percent in May 2015, reaching the highest level since November 2009. This activity was driven by first-time homebuyers, who accounted for 32 percent of sales, an increase from 27 percent of such activity last year. This growth follows a mid-June study by TransUnion which found that 1.5 million homeowners negatively impacted by the financial crisis could re-enter the housing market over the next three years. Yet this potential good news is tempered by a June 8 report from The Urban Institute’s Housing Finance Policy Center which predicted that the nation’s homeownership rate “will continue to decrease for at least the next 15 years”, ultimately declining to 61.3 percent by 2030. The report noted that new renters will outnumber new homeowners in the coming years. The growth in rental households was also noted in the Joint Center for Housing Studies of Harvard University’s The State of the Nation’s Housing 2014 report, also issued in June, which reported that the Current Population Survey noted “the addition of more than one million new renters annually between the 2005 peak in homeownership and 2013 – double the average pace in any decade since the 1960s.” This report also found that renters faced “a crisis of affordability”, with more than a quarter of renters facing severe burdens – paying more than half their incomes for housing.

This “crisis of affordability” hits close to home. In a May report based on an analysis of U.S. Census data, Enterprise Community Partners – an affordable housing nonprofit – found that more than three out of every 10 New Jersey renters spend at least half their household income on rent and utilities, the second-highest rate in the nation. New York followed right behind, with three out of ten households facing the same challenge. And a recent New York Times article – titled “More Americans Are Renting, and Paying More, as Homeownership Falls” –highlighted the struggles the McDowell family – currently renting in Westfield, New Jersey – face on the path to homeownership. The article noted that even as the housing market continues to improve, “it is leaving millions of Americans unwillingly stuck in rental housing.”

One of the challenges facing the McDowell family, along with so many of the millions of others referenced by the Times, is the ability to save enough money for a down payment. This is a not a new challenge. Twenty years ago, the Federal Home Loan Bank of New York created the First Home Clubsm to offer incentives for households with incomes at or below 80 percent of area median income to save towards the purchase of a new home. The First Home Club provides down payment and closing cost assistance by granting up to $7,500 in funds by matching $4 for each $1 saved in a dedicated account to an eligible first-time homebuyer purchasing a home through one of our approved members.

In the two decades since the program’s inception, dozens of our members have used more than $68 million in First Home Club grants to create 9,865 new homeowners. In New Jersey, where families like the McDowells struggle to save for a down payment, the First Home Club has helped create 749 new homeowners. With more than 7,500 households currently enrolled in the program, the First Home Club is well-positioned to support homeownership growth in our region for decades to come.

The June reports on housing reflect a volatile market, but housing has always found stability from the support of the local lender, and our Community Investment programs offer members a number of tools to support housing and economic growth in the communities we all serve.

FHLBNY Director Election Process Begins

Our Board is active and involved, and provides our management team with input and direction that shapes our cooperative. For example, the Board’s Housing Committee is instrumental in guiding the Community Investment programs that provide so much value to both our members and our neighbors.

In this regard, please note that there will be four Directorships up for election this year – two Member Director seats in New York, and two Districtwide Independent Director seats. I encourage all of you to participate in this year’s election process. As a reminder, all Certificates of Nomination for the open New York Member Directorships and Independent Director Application Forms are due at the FHLBNY by 5:00 p.m. on Tuesday, July 28. (The Certificates of Nomination were included in the Director Election Announcement Package mailed out on June 26, and copies of the Independent Director Application Form are available on our website at http://www.fhlbny.com/about-us/corporate-governance.aspx.)

I thank you in advance for your participation, and for helping to ensure that our Board continues to be comprised of diverse individuals with the skills and abilities needed to help guide our cooperative.

This weekend, our nation’s birthday will be celebrated in communities across the country – communities strengthened by their local lenders. I wish you all a happy and healthy Fourth of July.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.